CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of Titan International, Inc. of our report dated May 13, 2011 relating to the Combined Statements of Net Assets Sold and the Combined Statements of Revenue, Cost of Goods Sold and Direct Operating Expenses of The Goodyear Tire & Rubber Company’s Latin America Farm Tire Business, which appears in such Registration Statement.
PricewaterhouseCoopers LLP
Cleveland, Ohio
May 26, 2011